Exhibit 5.1

August 12, 2020

On Track Innovations Ltd.

Hatnufa 5, Yokneam Industrial Zone

Yokneam, Israel, 2069200

We have acted as Israeli counsel to On Track Innovations Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the offering for resale by the selling shareholders listed therein (the “Selling Shareholders”) of up to an aggregate of 12,500,000 ordinary shares of the Company, par value NIS 0.10 per share (the “Ordinary Shares” or the “Securities”), issued to the Selling Shareholders pursuant to that certain share purchase agreement (the “Purchase Agreement”), dated December 23, 2019, by and between the Company and the Selling Shareholders. The Securities are being issued pursuant to a registration statement on Form S-1 (the “Registration Statement”) filed on August 12, 2020 by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) and the related prospectus which forms a part of and is included in the Registration Statement (the “Prospectus”).

In connection with this opinion, we have examined and relied upon the Registration Statement, the Prospectus, the Company’s Articles of Association as in effect today, the Purchase Agreement, and such statutes, regulations, corporate records, documents, certificates and such other instruments that we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

In such examination, we have assumed: (i) the authenticity of original documents and the genuineness of all signatures; (ii) the conformity to the originals of all documents submitted to us as copies; (iii) the truth, accuracy and completeness of the information, representations and warranties contained in the corporate records, documents, certificates and instruments we have reviewed; (iv) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof; and (v) the legal capacity of all natural persons.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of the State of Israel and have not, for the purpose of giving this opinion, made any investigation of the laws of any other jurisdiction than the State of Israel.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Ordinary Shares being offered for resale pursuant to the Registration Statement are duly authorized by the Company, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever it appears in the Registration Statement and the Prospectus. In giving such consent, we do not believe that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Zysman, Aharoni, Gayer & Co., Law Offices
Zysman, Aharoni, Gayer & Co., Law Offices